Exhibit 10.5

Confidential Treatment Requested by Retail Value Inc. RVI-90.

Pursuant to 17 C.F.R. Section 200.83.

AMENDED AND RESTATED

MANAGEMENT AND LEASING AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT AND LEASING AGREEMENT (this “Agreement”), made and entered into as of February 14, 2018, among each of the entities set forth on Exhibit A (each, an “Owner” and collectively, the “Owners”), DDR ASSET MANAGEMENT LLC, a Delaware limited liability company (“DDR Asset”), and DDR PR VENTURES II LLC, a Delaware limited liability company (“DDR PR,” and together with DDR Asset, hereinafter referred to as “Property Manager”).

W I T N E S S E T H :

WHEREAS, each Owner is the owner of the property set forth opposite its name on Exhibit B (together with any and all improvements now or hereafter erected thereon, each a “Property” and together, the “Properties”); and

WHEREAS, Property Manager has agreed to manage the Properties on behalf of the Owners in accordance with this Agreement; and

WHEREAS, Owners (or Owners’ predecessors in interest) and Property Manager’s predecessor in interest entered into certain property management agreements, service agreements and asset management agreements relating to the Properties (collectively, the “Existing Agreements”); and

WHEREAS, Owners and Property Manager desire to consolidate, amend and restate the Existing Agreements in their entirety on the terms set out herein and this Agreement shall supersede and replace the Existing Agreements in their entirety; and

WHEREAS, Owners wish to continue to engage Property Manager, exclusively, as the manager and leasing agent of the Properties and Property Manager is willing to perform such responsibilities, all in accordance with the terms and provisions hereof; and

NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE ONE

Engagement of Property Manager

1.1 Engagement.

(a) Owners hereby engage and authorize Property Manager to take sole, entire and exclusive charge of the management and leasing of the Properties, and Property Manager hereby accepts said engagement and authorization and agrees to use the skills and efforts of Property Manager to effect the management and leasing of the Properties, all in accordance with the terms, conditions and provisions of this Agreement.

Confidential Treatment Requested by Retail Value Inc. RVI-91.

Pursuant to 17 C.F.R. Section 200.83.

(b) This Agreement initially covers those Properties identified on Exhibit B hereto. Upon any sale of a Property, each such sold Property, upon the transfer of title or the transfer, directly or indirectly, of the controlling ownership interests in the entity holding title, shall no longer be a Property and shall be deleted from Exhibit B. Owners and Property Manager shall, upon either’s request from time to time, amend and restate Exhibit A and Exhibit B so that it contains an accurate list of the then existing Owners and Properties.

1.2 Independent Contractor Status. It is the express intent of Owners and Property Manager, and this Agreement shall be so construed, that the rights and duties hereby granted by Owners to Property Manager, and assumed by Property Manager, are those of an independent contractor only. Property Manager acknowledges that Owners have retained Property Manager in such capacity in reliance on Property Manager’s skill, expertise, efficiency, diligence, professional judgment and experience in the management and leasing of income-producing properties similar to the Properties and in performing its duties and obligations under this Agreement. Property Manager shall devote Property Manager’s time, energy and skills to perform Property Manager’s duties and obligations set forth in this Agreement. Notwithstanding the forgoing, in the performance of Property Manager’s duties hereunder, Property Manager may employ, engage or otherwise contract with any Person (as defined in Section 7.2) to perform various tasks for the Property, including subcontracts for the performance of Property Manager’s obligations under this Agreement provided that Property Manager remains primarily liable to Owner for the performance of such obligations.

1.3 Rights of Owners. Nothing set forth in this Agreement shall restrict the right of an Owner to enter on and inspect its Property, to exercise any and all of its rights and remedies under this Agreement, to direct any questions regarding operations of its Property to Property Manager, or to maintain a relationship with tenants.

1.4 Amendment and Restatement of the Existing Agreement.

(a) The Existing Agreements are hereby modified so that all of the terms and conditions of the Existing Agreements shall be restated in their entirety as set forth herein.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns, and shall be deemed to be effective as of the date hereof.

(c) By its execution of this Agreement, (i) except for any fees that are due and payable to Property Manager but not yet paid as of the date hereof in relation to the Properties, Property Manager hereby waives any preexisting claims against Owners or any other claims arising under the Existing Agreement and acknowledges and agrees that this Agreement shall govern the rights and responsibilities of Owners and Property Manager going forward, and (ii) each Owner hereby waives any preexisting claims against Property Manager or any other claims arising under the Existing Agreement and acknowledges and agrees that this Agreement shall govern the rights and responsibilities of Owners and Property Manager going forward.

Confidential Treatment Requested by Retail Value Inc. RVI-92.

Pursuant to 17 C.F.R. Section 200.83.

ARTICLE TWO

Duties of Property Manager

Subject to (i) the provisions hereof including Article One, and (ii) each Approved Budget (as defined in Section 2.2 below) and in accordance therewith, Property Manager shall have authority to take such actions, and perform such duties, as Property Manager deems necessary and desirable for the care, protection, providing security for, operation, maintenance, repair, replacement, and leasing of the Properties; provided, however, that it shall not be deemed a failure by Property Manager to perform its duties hereunder to the extent that the performance of any such duties requires the expenditure of funds which are not made available to Property Manager for such purposes.

Property Manager, in performing its duties and obligations under this Agreement, shall perform such duties and obligations ethically and to the best of its abilities using all necessary care, skill, expertise, prudence, and diligence in accordance with high standards of professional property management in the management of comparable properties of similar size and in similar locations and with standard practices acceptable and common in the community shopping center industry.

Property Manager’s duties hereunder shall include, without limitation, the following:

2.1 Manager Personnel.

(a) In the performance of Property Manager’s duties hereunder, Property Manager may engage or utilize certain entities or persons (including, without limitation, DDR Corp., an Ohio corporation (“DDR”), and its Affiliates and employees thereof) to perform various tasks for the Properties at the expense of Property Manager; provided, that such services which are performed by persons engaged, utilized or retained to perform services at the Properties, including, but not limited to, those persons or positions identified on Exhibit C attached hereto (“Manager Personnel”) shall be at Owners’ expense; provided, further, that such expenses shall be in accordance with each Approved Budget. Property Manager shall identify in the same manner those additional persons or categories of individuals whose salaries, from time to time in accordance with the Approved Budget or otherwise with the prior written consent of Owners, may be charged to each Property for direct services rendered to each Property based on the actual amount of time worked by such persons or categories of individuals for such Property. The persons and/or categories of individuals whose salaries are eligible to be charged are identified on Exhibit C. Exhibit C may be amended or supplemented from time to time with the prior written consent of Owners. If any such person does not provide services exclusively for the Property, then an equitable portion of the wages, bonuses, benefits, taxes and travel expenses (if any) of such person(s) and office overhead or Property Manager’s satellite offices based on the actual amount of time worked by such persons for the Property and, in the case of office overhead, based on the number of properties operated out of such office, shall be at Owners’ expense. Property Manager agrees that such allocation and any allocation of third-party expenses will be done utilizing the same hourly time-based methodology as used in other community centers managed by Property Manager and on a consistent and fair basis.

Confidential Treatment Requested by Retail Value Inc. RVI-93.

Pursuant to 17 C.F.R. Section 200.83.

(b) Property Manager shall maintain an organization and systems as Property Manager reasonably deems necessary for the performance of Property Manager’s duties hereunder.

(c) To the extent provided for in each Approved Budget, all salaries (including severance pay, if any), wages, bonus and other compensation of the Manager Personnel, including, without limitation, fringe benefits, medical and health insurance, pension plans, social security, taxes, workers’ compensation, travel expenses (if any) for Manager and office overhead as described in Section 2.1(a) shall be deemed an operating expense of the Properties, and subject to reimbursement by Owners pursuant to Article Three hereof. Except as provided in each Approved Budget, it is not the intent of this Section 2.1 that Property Manager’s in-house corporate, home office and other expenses incurred in connection therewith be considered or treated as operating expenses of the Properties or an Owner, such expenses shall not be included in any Approved Budget, and no Owner shall be liable for any such expenses.

(d) Property Manager agrees that Property Manager shall not discriminate against any employee, or applicant for employment at the Properties, because of race, color, religion, national origin, ancestry, age or sex and further agrees to comply with all applicable employment, sexual harassment and discrimination laws.

(e) Subject to the supervision and direction of the Owner, Property Manager shall have the right, at its option (i) to engage third-party legal counsel and/or (ii) to utilize in-house attorneys or paralegals (collectively, “In-House Counsel”), in each case in connection with all matters related to the management of the Properties, including, but not limited to, the collection of monies, compliance with legal requirements, the negotiation and prosecution of claims for the reduction of taxes, litigation matters, insurance issues, financings, tenant notifications, maintenance of the corporate record books, furnishing of certified rent rolls and other data, the negotiation and enforcement of leases, the transfer of all or any portion of the Properties and the preparation and obtaining of estoppel certificates, subordination, nondisturbance and attornment agreements. If Property Manager elects to use In-House Counsel in connection with any matter related to the management of the Properties, Property Manager shall receive a fee from Owners, as the sole and exclusive compensation payable by Owners for such legal services performed by In-House Counsel, at market rates for legal services performed by in-house attorneys and paralegals, as agreed upon by Property Manager and Owners.

2.2 Preparation of Annual Budget.

(a) Contemporaneously with the execution and delivery of this Agreement, each Owner has acknowledged its approval of a budget for its Property for the Fiscal Year ending December 31, 2018, which has been prepared by Property Manager and delivered to such Owner as of the date hereof. With respect to each subsequent Fiscal Year, Property Manager shall prepare for each Property a separate proposed budget, which shall be in the form attached hereto as Exhibit D and shall include the information described in Exhibit D-1 and shall submit the same to each applicable Owner not later than November 15 of the prior Fiscal Year (until approved pursuant to this Section 2.2, each, a “Budget” and thereafter, an “Approved Budget”).

Confidential Treatment Requested by Retail Value Inc. RVI-94.

Pursuant to 17 C.F.R. Section 200.83.

(b) If an Owner fails to approve a proposed Budget (or a particular portion thereof) for its Property for any Fiscal Year prior to the first day of such Fiscal Year, Property Manager shall operate such Property in accordance with the portion of the proposed Budget that was approved by such Owner and, in relation to the portion that was not approved, in accordance with the corresponding portion of the Approved Budget of such Property for the immediately preceding Fiscal Year, except that the applicable portion of such preceding Approved Budget shall be adjusted:

(i) to reflect (A) in relation to expenses not within the control of the Owner with respect to such Property (including real property taxes and assessments, insurance and utilities), the actual amount of such expenses; and (B) in relation to expenses within the control of the Owner with respect to such Property, an increase of five percent (5%) over the amount set out in such preceding Approved Budget; and

(ii) to remove any capital expenditures that were part of such portion of the preceding Approved Budget.

(c) If an Owner provides notice of any objection to a proposed Budget (each such notice, a “Budget Objection Notice”) within fifteen (15) days after receiving the proposed Budget, Property Manager shall modify the proposed Budget, taking into account the objections of the Owner, and shall resubmit a revised Budget to that Owner for reconsideration and the Owner may deliver further Budget Objection Notices (if any), which it shall endeavor to deliver within fifteen (15) days thereafter (in which event, the resubmission and review process described above in this sentence shall continue until an Budget for the Fiscal Year in question is accepted and consented to by such Owner).

(d) Intentionally Omitted.

(e) Subject to Section 2.9, Property Manager agrees to operate each Property in accordance with the Approved Budget pertaining thereto; provided that Property Manager may vary from the limitations set forth in any Approved Budget to the extent that (i) any expenditure for a single line item in such Approved Budget does not exceed the amount budgeted for such item by more than ten percent (10%) of the amount set forth in such Approved Budget and (ii) aggregate expenditures for such Property do not exceed one hundred five percent (105%) of the total budgeted amount in the Approved Budget for such Property. During the calendar year, Property Manager shall, as part of its quarterly reports required by Section 2.5(b), inform an Owner, promptly after they become known to Property Manager, of any material increases in costs, expenses and capital expenditures that were not foreseen during the budget preparation period and were, therefore, not reflected in the Approved Budgets. In the event that Property Manager proposes to make any expenditures in excess of the amounts permitted in this Section 2.2(e), Property Manager shall prepare and submit to the Owner a statement setting forth the details of the proposed expenditure and the reasons therefor, together with an explanation of the variance as it relates to the Approved Budgets. An Owner shall be deemed to have approved such expenditure unless it shall have affirmatively disapproved such expenditure in writing within ten (10) Business Days after Property Manager shall have delivered such statement to that Owner.

Confidential Treatment Requested by Retail Value Inc. RVI-95.

Pursuant to 17 C.F.R. Section 200.83.

(f) As used herein, “Fiscal Year” shall mean the taxable year of the Property Manager for federal income tax purposes, which shall be the calendar year unless a different year is required by the Internal Revenue Code of 1986, as amended, or any corresponding provision(s) of succeeding law (the “Code”).

2.3 Bank Accounts. Property Manager shall cause a deposit account and a controlled disbursement account (or such other accounts as Property Manager deems necessary or appropriate from time to time) to be maintained for the benefit of the Owners at one or more banks, each of which shall be a member of the FDIC having not less than One Billion Dollars ($1,000,000,000) of assets and being “well capitalized” under FDIC rules for purposes of accepting brokered deposits (collectively, the “Operating Accounts”; each, an “Operating Account”). Property Manager shall cause all expenditures incurred by or on behalf of an Owner in accordance with each Approved Budget or at the request of such Owner, to be timely paid out of the applicable Operating Account and all income, cash receipts, and other monies of Owner received as a result of operation of the Owner’s Property to be promptly deposited into the Owner’s Operating Account. All such amounts shall be and remain the property of the applicable Owner and shall be held in the name of each Owner, and shall be received, held and disbursed by Property Manager solely for the purposes of managing and operating the Properties pursuant to this Agreement and as reasonably estimated by Property Manager, with the excess of all such amounts to be either (i) distributed to or on behalf of the applicable Owner, subject to estimated reserves for anticipated expenses, or (ii) invested for or on behalf of the Owner, in either case, at the written direction of such Owner. If an Owner does not provide any written direction, such Owner shall be deemed to have chosen option (i) above. In accordance with and Owner’s written direction, any excess funds to be invested by Property Manager for or on behalf of such Owner shall be invested in short-term investments having maturities of no more than ninety (90) days, which are securities issued or fully guaranteed by United States government agencies, certificates of deposit of banks having a net worth of at least Fifty Million Dollars ($50,000,000), bank repurchase agreements covering the securities of the United States government, commercial paper rated “A” or better by Moody’s Investors Services, Inc., money market funds having assets in excess of Ten Million Dollars ($10,000,000), or interest-bearing time deposits in banks or thrift institutions. No other funds of any Person (other than the Owners) shall in any way be commingled with any funds in the Operating Accounts, but funds of the Owners may be commingled in one or more Operating Accounts.

2.4 Collection of Monies.

(a) Except as may be otherwise required in any cash management arrangement in connection with any financing of the Properties by the Owners, Property Manager shall collect all rents, including percentage rents, and all other amounts, whether in the form of rents, common area maintenance charges or other reimbursable expenses, due to an Owner from any tenants within such Owner’s Property or parties to declarations and reciprocal easements, from concessionaires or licensees authorized to utilize portions of the applicable Property and from any other Persons (as defined in Section 7.2) who owe such sums to the Owner as a result of the operation of the Property, all in the ordinary course of business. In connection with the collection of percentage rentals, enforcement of consumer price index or other escalators and collection of any other variable rent, Property Manager shall keep all records required to effectuate such collections, including, but not limited to, gross sales reports of tenants within the Property.

Confidential Treatment Requested by Retail Value Inc. RVI-96.

Pursuant to 17 C.F.R. Section 200.83.

(b) Any expenses, including reasonable attorneys’ fees and disbursements, incurred by Property Manager in connection with its performance under this Section shall be deemed an operating expense of the applicable Property and shall be reimbursable, in full, by such Owner in accordance with the provisions hereof. Property Manager is expressly authorized to retain counsel of its own choosing to assist Property Manager in fulfilling its responsibilities hereunder.

2.5 Books and Reports. Property Manager agrees that it shall, during the term of this Agreement, in accordance with the provisions hereof:

(a) Maintain, at the office of Property Manager, a comprehensive system of office records, books and accounts relating to the income, expenses and operations of the Properties based on the property management system utilized by Property Manager from time to time. Property Manager shall maintain such records, books and accounts in accordance with generally accepted accounting principles, as in effect from time to time. Each Owner and those designated by each Owner shall have access to such office records, books and accounts and to all vouchers, files and other material relating to the Properties and maintained pursuant to this Agreement. All such records shall relate solely to the Properties and shall be separate and distinct from any other records maintained by Property Manager not relating to the Properties. Each Owner shall exercise its rights of inspection hereunder after reasonable notice and solely during normal business hours and shall do so in such a manner so as not to unreasonably interfere with the operations of Property Manager.

(b) Deliver to each Owner, in accordance with the requirements set forth in Schedule 1 attached hereto and made a part hereof, on or before (i) forty-five (45) days after the end of the first three fiscal quarters of each Fiscal Year, and (ii) ninety (90) days after the end of each Fiscal Year during the term hereof, commencing with the fiscal quarter immediately succeeding the fiscal quarter in which the term of this Agreement shall commence, the reports identified on Schedule 1. Such reports shall be made on an accrual basis.

(c) Deliver to each Owner all financial information concerning the applicable Property that the Owner may reasonably require to prepare its tax returns.

(d) In the event of the termination of this Agreement, whether by normal expiration or otherwise, within the applicable time period set forth herein, deliver to each Owner both a quarterly report and a year-to-date report, each covering that portion of the relevant time period which is included within the term hereof, prior to such termination.

2.6 Compliance with Legal Requirements. To the extent of available cash, Property Manager shall take such actions as may be reasonably necessary in accordance with each Approved Budget to comply with any and all applicable laws, ordinances, orders, licenses,

Confidential Treatment Requested by Retail Value Inc. RVI-97.

Pursuant to 17 C.F.R. Section 200.83.

permits or requirements affecting the Properties issued or established by any federal, state, county or municipal authority having jurisdiction thereover, and orders of the Board of Fire Underwriters or similar bodies, and to the extent such actions are not contemplated by the relevant Approved Budget emergency expenses, each Owner shall provide sufficient funds to enable Property Manager to take such actions, excluding tenanted areas if the occupants thereof are legally responsible therefor. To the extent of available cash, Property Manager shall take such actions as may be reasonably necessary to obtain all applicable licenses and permits affecting a Property and to the extent such actions are not contemplated by the Approved Budget but constitute emergency expenses, each Owner shall provide sufficient funds to enable Property Manager to take such actions. Provided Property Manager is timely notified, Property Manager shall not, however, take any such actions for so long as an Owner is contesting, or has affirmed its intention to contest and promptly institutes proceedings contesting, any such order or requirement, except that, if a failure to comply promptly with any such order or requirement would or might expose Property Manager to criminal or civil liability, Property Manager may cause compliance therewith. Property Manager shall promptly, and in no event later than seventy-two (72) hours from time of receipt, send written notice to the applicable Owner, including a copy thereof, of all such orders and notices of requirements and of Property Manager’s actions or proposed action, in response thereto.

2.7 Assistance in Tax and Awards Negotiations. Property Manager shall, when requested by an Owner, engage, on behalf of that Owner and cooperate with, Property Manager’s third-party consultant in connection with the negotiation and prosecution of all claims for the reduction or abatement of property taxes and other taxes affecting such Owner’s Property and for awards for taking by condemnation proceedings, or friendly acquisition in lieu thereof, of all or any portion of such Property. The cost and expense of such third-party consultant and any other out-of-pocket expenses incurred by Property Manager in connection therewith shall be deemed operating expenses of the applicable Property and reimbursed as provided in accordance with the provisions hereof.

2.8 Execution of Contracts. Property Manager, in its capacity as manager of the Properties, shall deal at arm’s-length with all third parties. Property Manager shall, in the name of or as agent for an Owner, enter into such contracts and other agreements for utilities and other services either required or deemed as desirable by Property Manager in connection with the operation of the Property owned by such Owner, provided that all such contracts and orders shall be subject to the limitations set forth in each Approved Budget or as otherwise approved or directed by the relevant Owner. Property Manager shall order, in the name of an Owner, such equipment, tools, appliances, materials and supplies as it deems desirable to properly maintain each Property. If requested by the contracting third party or Property Manager, each Owner shall execute such contract in its own name and by its own hand. Property Manager shall use commercially reasonable efforts to secure for, and credit to, the relevant Owner any discounts, commissions or rebates obtainable as a result of such contracts or orders; provided, however, that the relevant Owner shall be required to cause to be made available to Property Manager such sums of money as are required in order to enable Property Manager to obtain such discounts. All such contracts shall be terminable by Property Manager or the relevant Owner without cause on no more than ninety (90) days’ notice, other than as specifically provided in the relevant Approved Budget or as otherwise approved or directed by an Owner. Property Manager shall not incur obligations or grant rights on behalf of an Owner to any person or entity in which

Confidential Treatment Requested by Retail Value Inc. RVI-98.

Pursuant to 17 C.F.R. Section 200.83.

Property Manager has a material financial or other interest or with which Property Manager is affiliated unless the price of or fee therefor is not higher than that which would have been charged as a result of bona fide arm’s-length negotiation for goods or services of comparable quality and Property Manager delivers to the applicable Owner prior notice of such transactions.

2.9 Maintenance and Repair of Properties. Property Manager shall maintain the Properties in accordance with the Approved Budget; provided, however, that no material alterations, additions or improvements which are not in the approved Budget shall be made without the prior approval of the Owners. Such maintenance shall include, but shall not necessarily be limited to, interior and exterior cleaning, painting, decorating and maintenance, both preventative and otherwise, of all systems and improvements which are a part of the Properties. To the extent set forth in the Approved Budget, or to the extent an expense is incurred under such circumstances as Property Manager shall reasonably and in good faith deem to be an emergency necessary for the preservation or safety of the Properties, and Property Manager was unable, after using commercially reasonable efforts to contact Owners for their approval or disapproval of such expenditure, to contact Owners, all expenses incurred in connection with such maintenance shall be timely paid out of the Operating Accounts, or in the event Property Manager advances its own funds to pay for any such expenses, such amounts advanced by Property Manager shall be reimbursable by Owners to Property Manager within thirty (30) days of Owners’ receipt of such request. If Property Manager was unable to contact Owners prior to making such expenditure, Property Manager shall contact Owners within twenty-four (24) hours thereafter to inform Owners of the circumstances of the emergency.

2.10 Insurance.

(a) Unless maintained by the tenants of the Properties or as otherwise requested by Owners, during the term of the this Agreement, Property Manager shall maintain the insurance listed below either (i) directly through an insurance provider reasonably acceptable to Owners; or (ii) through an insurance program maintained by Property Manager, DDR, RVI or their respective Affiliates (as may be modified by Property Manager from time to time and only to the extent participation in the program is available at costs acceptable to Owners), in each case at Owners’ sole cost and expense (on a pro rata basis):

(i) Commercial General Liability insurance against all claims for personal injury, bodily injury, death, or property damage in an amount of not less than the greater of that amount required by any lender of an Owner or One Million Dollars ($1,000,000) single limit per occurrence and no less than Two Million Dollars ($2,000,000) in the aggregate;

(ii) Special form Causes of Loss Property Insurance in an amount of not less than the replacement cost of the Properties, exclusive of land and excavation costs and tenant improvements and betterments;

(iii) Workers’ compensation insurance in accordance with applicable law, and employer’s liability insurance, with limits of not less than Five Hundred Thousand Dollars ($500,000). The workers’ compensation insurance shall comply with the requirements of law of the state where the Property is located, and shall contain an “All-States” endorsement;

Confidential Treatment Requested by Retail Value Inc. RVI-99.

Pursuant to 17 C.F.R. Section 200.83.

(iv) Commercial automobile liability insurance covering all owned, hired, or non-owned vehicles with limits of liability of not less than One Million Dollars ($1,000,000) per accident for personal injury and property damage;

(v) Fidelity and crime insurance in an amount equal to at least Five Million Dollars ($5,000,000) that may be maintained under a blanket policy covering all employees who handle or who are responsible for funds belonging to Owners; and

(vi) Such other insurance as may be required by any lender on a Property, by law or deemed desirable by either an Owner or Property Manager to cover the interest of said parties, including, but not limited to, workers’ compensation insurance, boiler insurance, burglary and theft insurance and, at the option of an Owner, rent insurance.

(b) The cost for such insurance shall include any deductible or self-insured retention costs, to the extent that any such policies required pursuant to this Agreement contain any deductible or self-insured retentions. In addition, each Owner hereby agrees to indemnify and hold harmless Property Manager against any loss, liability, damage, cost or expense incurred by Property Manager as a result of Property Manager’s payment of any such deductible or self-insured retention costs. Each Owner acknowledges that the insurance program maintained by Property Manager on the date of this Agreement satisfies the requirements of this Section 2.10. Property Manager shall promptly deliver to each Owner certificates of insurance, copies of insurance policies, or other evidence of the minimum levels of insurance set forth above, as reasonably requested by any Owner. The policies required under this Section or endorsements thereof shall provide that none of the required coverage may be canceled or terminated without thirty (30) days’ prior written notice to each Owner. Notwithstanding the expiration or early termination of this Agreement, Property Manager shall maintain insurance coverage until such time as an Owner shall have obtained new insurances policies (but in no event longer than 180 days from the date of such expiration or early termination) such that the provisions of this Section shall survive such expiration or early termination of this Agreement and Property Manager’s insurance carriers shall remain obligated under the policies for all claims, damages or other matters that arise which are within the scope of the requirements of insurance coverage set forth in this Section. Nothing in this Section shall be construed to in any way limit the scope of the indemnification granted in this Agreement.

(c) Property Manager shall carry, at its sole expense, its own commercial general liability insurance, which shall be secondary and non-contributory to the insurance described in Section 2.10(a)(i) above. All personnel of Property Manager or Owners, with each party being responsible for insuring its own personnel, handling any Owner’s funds or with access to the Operating Accounts shall be bonded or otherwise covered by insurance.

Confidential Treatment Requested by Retail Value Inc. RVI-100.

Pursuant to 17 C.F.R. Section 200.83.

(d) All insurance obtained pursuant to the provisions hereof as well as any additional insurance which Owners, in their sole discretion, might desire to obtain, shall name both Owners and Property Manager as insureds, as their interests may appear (except as to casualty insurance where Property Manager shall not be named as an additional insured). Each such policy shall contain a waiver of subrogation reasonably acceptable to each Owner and Property Manager.

(e) Property Manager shall promptly investigate all accidents, damages and other casualty to a Property or any claims of injury, to property or person, arising out of or related to the ownership, operation and maintenance of the Properties. Property Manager shall promptly submit to Owners a written report regarding such incident including an estimate of the cost of repair of any damage or destruction and its recommendations as to such repair. Property Manager shall timely prepare any and all reports required of any insurance companies or other interested entities or governmental bodies regarding such damage, destruction or injury.

(f) Property Manager shall have the sole and exclusive authority to settle and compromise any and all claims relating to damage or destruction to any physical improvements on a Property or any liability claims which are not in excess of One Hundred Thousand Dollars ($100,000) (provided all such settlements are reported to the applicable Owner within thirty (30) days and no admission of liability is made on behalf of such Owner), but subject to any limits imposed by any Property lender, if any, and, in furtherance of this authorization, Property Manager is hereby empowered to execute any proofs of loss, adjustment of loss and reports and Property Manager is authorized to sign for, and receive, any insurance proceeds not in excess of said amount. If such claim is in excess of such amount or involves an admission of liability on behalf of the applicable Owner, Property Manager shall take no actions as to settlement, compromise, proof of loss, or the like without written consent thereto by the applicable Owner.

2.11 Claims. Property Manager shall advise the applicable Owner promptly, with confirmation in writing, of the service upon Property Manager of any summons, subpoena, or other similar legal document, as well as receipt of any notices, letters or other communication, in any case, setting out or claiming an actual or alleged potential liability of such Owner, a Property or Property Manager (if, as to Property Manager, such claim arises out of a Property). The written confirmation by Property Manager to the applicable Owner shall include a copy of any such summons, subpoena, or other communication.

2.12 Disbursements. Property Manager shall disburse funds to pay all expenses relating to a Property in accordance with the Approved Budget for such Property unless directed otherwise by the applicable Owner in writing and, to the extent that funds are available from receipts relating to the Property or otherwise received the Owner, cause to be disbursed in a timely fashion:

(a) Sums reimbursable to Property Manager pursuant to the provisions hereof; and

Confidential Treatment Requested by Retail Value Inc. RVI-101.

Pursuant to 17 C.F.R. Section 200.83.

(b) Amounts otherwise due and payable as operating expenses of the Property and authorized pursuant to the terms and provisions hereof, inclusive of any compensation due and payable to Property Manager hereunder.

All such disbursements shall be made from the Operating Accounts, maintained by Property Manager pursuant to the provisions hereof. Each Owner shall, in connection with Property Manager’s duties hereunder, promptly forward to Property Manager any tax statements, payment schedules, invoices or similar notices received by the Owner relating to its Property and requiring payment of sums relating thereto, and Property Manager is hereby authorized to disburse funds to pay any such expenses.

2.13 Tenant Matters.

(a) Property Manager shall take such actions as it deems reasonably necessary in order to maintain a professional, businesslike relationship on behalf of Owners with all tenants within a Property. All material requests, complaints and notices delivered to Property Manager by any tenants will be incorporated into the quarterly reports required to be delivered by Property Manager to each Owner hereunder and such reports shall indicate the action, or proposed action, taken, or to be taken, with respect thereto. Property Manager shall be responsible for coordinating and monitoring the construction of landlord improvement work to be performed by or for an Owner at the Property and the construction of tenant improvements at the Property to be performed by or for tenants.

(b) Each Owner hereby expressly authorizes Property Manager to request, demand, collect, receive and receipt all rent and other charges and to institute legal proceedings, either in the name of Property Manager or, if necessary, the name of an Owner, for the collection of all rents, including percentage rents, and all other amounts, whether in the form of rents, common area maintenance charges, contributions to any Marketing and Promotion Fund (as defined in Section 2.15), if any, or other reimbursable expenses, due to an Owner from any tenants within a Property. Each Owner expressly authorizes Property Manager to file any legal actions to enforce the terms of any lease or leases related to a Property, including, but not limited to, dispossessory actions, or take any action to terminate leases on space within the Property, if such is deemed necessary by Property Manager. The authority granted in this subsection (b) as to lease enforcement shall be absolute. Any out-of-pocket expenses, including attorneys’ fees and disbursements, incurred by Property Manager in connection with its performance under this Section 2.13 shall be deemed an operating expense of a Property and shall be reimbursable, in full, in accordance the provisions hereof.

2.14 Leasing Services. Each Owner hereby authorizes Property Manager to perform those services necessary for the leasing of such Owner’s Property; provided that the Property Manager shall not execute any leases on any of the Owner’s behalf. The final form of any lease shall be subject to the applicable Owner’s approval.

2.15 Marketing and Promotion Fund. If the occupants of a Property contribute to a marketing and promotion fund for such Property (the “Marketing and Promotion Fund”) or form a merchants association, Property Manager shall act as an Owner’s representative to the merchants association, if any, on an Owner’s behalf.

Confidential Treatment Requested by Retail Value Inc. RVI-102.

Pursuant to 17 C.F.R. Section 200.83.

2.16 Reports. Property Manager shall prepare or cause to be prepared and executed and filed by Property Manager all forms, reports and returns, if any, required by all federal, state, or local laws in connection with unemployment insurance, workmen’s compensation insurance, disability benefits, Social Security and other similar taxes now in effect or hereafter imposed for each Property.

2.17 Pay Taxes. Property Manager shall pay prior to delinquency all real estate taxes, sales tax, personal property taxes and assessments levied against the Properties (collectively, the “Property Taxes”), or any part thereof, and, to the extent that the Operating Accounts do not contain sufficient funds, each Owner agrees to provide sufficient funds to Property Manager. Property Manager may (and Owners agree to provide sufficient funds therefore) pay Property Taxes prior to their stated due date in order to take advantage of any discounts or incentives for the early payment of such Property Taxes.

2.18 Provide Assistance. Property Manager shall fully cooperate with an Owner in the event that Owner shall decide to assign, sell, mortgage, finance, hypothecate or otherwise transfer part or all of its interest in the Owner’s Property (including, without limitation, the furnishing of certified rent rolls and other data, the preparation and obtaining of estoppel certificates, subordination, nondisturbance and attornment agreements, tenant notifications and similar activities).

2.19 Supervise Contracts. Property Manager shall supervise and inspect the performance of third parties under all contracts and agreements for services and supplies provided to the Properties.

2.20 Signs. Property Manager may place one or more signs on or about the Properties stating, among other things, that Property Manager is the management and leasing agent for the Properties.

2.21 Third Party Vendors. Upon the request of an Owner, all third party vendors with whom Property Manager contracts on behalf of an Owner for services in excess of Five Thousand Dollars ($5,000) shall be required to submit certificates of insurance naming an Owner as an additional insured, evidencing that such vendor carries at least One Million Dollars ($1,000,000) in comprehensive general liability insurance and such workers compensation insurance as may be required by statute in the state in which the Property is located.

ARTICLE THREE

Responsibilities of Owners

3.1 Contract Execution. Each Owner agrees that it shall, if requested by Property Manager or any third party contracting with an Owner pursuant to the provisions of Article Two hereof, execute in its own name and by its own hand any such contracts.

3.2 Payments to and Reimbursement of Property Manager. Each Owner covenants and agrees that it shall make available to, or otherwise cause to be made available to, Property Manager such sums as are required pursuant to the provisions hereof and pursuant to each Approved Budget to (a) pay to Property Manager all compensation required by Article Five

Confidential Treatment Requested by Retail Value Inc. RVI-103.

Pursuant to 17 C.F.R. Section 200.83.

hereof, and (b) provide monies for (or, if previously paid by Property Manager, reimburse Property Manager for) all expenses incurred pursuant to this Agreement to be paid by such Owner within fifteen (15) days of demand by Property Manager together with invoices evidencing such expenses. Property Manager shall not be required to, although it may in its sole discretion, advance its own funds for the benefit of an Owner. This provision shall survive the termination of this Agreement, whether by expiration or otherwise.

ARTICLE FOUR

Term and Termination

4.1 Term. This Agreement shall be in effect as of the date hereof and continue in force until December 31, 2019 (the “Initial Term”) and thereafter shall renew automatically for successive six (6) month periods (each, an “Automatic Renewal Term”). This Agreement may be terminated at the expiration of the Initial Term or any Automatic Renewal Term by the Owners or by Property Manager, with or without cause and without penalty, upon written notice sixty (60) days’ prior to the end of such term. This Agreement shall automatically terminate upon the effective date of termination or expiration of that certain External Management Agreement to be entered into between DDR Asset and Retail Value Inc., an Ohio corporation (“RVI”).

4.2 Sale of Property. Upon any sale of a Property or the transfer, directly or indirectly, of the controlling ownership interests in the entity holding title to such Property, this Agreement shall terminate only with respect to such Property upon such sale or transfer. Notwithstanding any such termination, an Owner shall pay to Property Manager all fees and commissions theretofore earned but unpaid, and all reimbursements to which Property Manager is entitled, as of the date of termination, which obligations of such Owner shall expressly survive any such termination.

4.3 Other Termination Rights. In addition to the termination rights described above, this Agreement may be terminated by either party, without penalty, upon written notice ten (10) business days’ prior to the termination from the terminating party to the other party if the other party, its agents or its assignees breaches any material provision of this Agreement and such material breach shall continue for a period of ten (10) business days after written notice thereof.

4.4 Intentionally Deleted.

4.5 Duties upon Termination. Upon termination of this Agreement, the parties hereto agree that:

(a) Property Manager shall deliver to the Owner, or to any Person or agent designated by the Owner:

(i) Cash and investments in the Operating Accounts and other accounts hereunder including any security deposits or other payments of tenants in the Property held by Property Manager;

Confidential Treatment Requested by Retail Value Inc. RVI-104.

Pursuant to 17 C.F.R. Section 200.83.

(ii) An assignment of any escrow accounts in a form approved by the depositories or holder thereof;

(iii) All executed copies of leases related to the Property and all related files;

(iv) All architectural, mechanical and electrical plans and specifications used in connection with the Property to the extent in the possession of Property Manager, as well as all sets of keys and all books and records pertaining to the Property in Property Manager’s possession;

(v) All permits issued by appropriate governmental authorities and utilities relative to the Property, if held by Property Manager;

(vi) All extra promotional brochures, forms, leases, posters, signs and stationery relating to the Property, and all engraved plates and art work used for such promotional items that do not contain references to Property Manager’s name, address or telephone number; and

(vii) Any other papers or items of any kind, including, without limitation, computation tables and disks, held by Property Manager relating to the Property.

Property Manager shall be entitled to retain copies of all records, documents and other agreements which were in Property Manager’s possession relating to a Property, and an Owner shall execute and deliver to Property Manager a receipt evidencing delivery by Property Manager to such Owner of all papers or items delivered in accordance with the provisions hereof. Additionally, each Owner hereby agrees to indemnify and hold Property Manager harmless from and against any and all costs, damages or expenses (including reasonable attorneys’ fees and disbursements) arising out of any claims made or threatened by third parties for return of security deposits so delivered to such Owner.

(b) Anything contained herein to the contrary notwithstanding, no termination of this Agreement shall release either party from any obligations or liabilities arising under the terms and provisions hereof prior to the date of such termination or pursuant to continuing contracts or other commitments approved, pursuant to the terms and provisions hereof, prior to the date of such termination. It is expressly agreed that no such termination shall affect or modify in any respect the compensation due and payable, or to become due and payable, prior to the date of such termination by an Owner to Property Manager hereunder and that Property Manager may utilize any funds of such Owner in its possession or in any Operating Account of such Owner to pay any such compensation. Without limiting the foregoing, within fifteen (15) days after the termination of this Agreement and delivery of final reports from Property Manager required pursuant to Section 4.5(c) of this Agreement, the Owner shall pay to Property Manager all fees and commissions theretofore earned, and all reimbursements to which Property Manager is entitled, under the provisions of this Agreement with respect to that Owner’s Property. In connection with any termination of this Agreement, Property

Confidential Treatment Requested by Retail Value Inc. RVI-105.

Pursuant to 17 C.F.R. Section 200.83.

Manager shall assign to an Owner, if assignable, all contracts and other agreements, if any, executed in the name of Property Manager on behalf of that Owner, relating to the operation and maintenance of the Properties, provided that at the option of such Owner all such contracts with Affiliates of Property Manager shall be terminated. Each Owner shall expressly assume and agree to pay all obligations arising under such contracts or other agreements arising from and after the date of termination relating to such Owner, provided such contracts are made in accordance with the express provisions of this Agreement.

(c) Within thirty (30) days after the termination with respect to a Property, Property Manager shall deliver to the applicable Owner the written reports required by Section 2.5(b) hereof with respect to such terminated Property for any periods not covered by prior reports submitted pursuant to such Section and shall, within thirty (30) days after any such termination, deliver to Owner a profit and loss statement for the calendar year with respect to such terminated Property, or portion thereof, ending on the date of termination, and a balance sheet of the terminated Property as of the date of termination.

4.6 Post-Termination Services. While Property Manager agrees that it shall cooperate with Owners, at no cost to Owners, to effect an efficient and orderly transition of responsibility with respect to the management of the Properties upon the termination or expiration of this Agreement, any additional services which Owners desire, which are not set forth in this Agreement as duties of Property Manager, and Property Manager agrees to perform, after the date of termination or expiration of this Agreement, shall be upon such terms and conditions as Owners and Property Manager shall mutually agree in writing prior to delivery of such services.

4.7 Late Payment Interest. If any sum due under this Agreement is not paid or reimbursed, as the case may be, by an Owner to Property Manager on the date on which it is due, such unpaid sum shall accrue interest at a rate equal to the Prime Rate (as defined below) plus five percent (5%) per annum calculated from the date such payment or reimbursement was due (without regard to any grace or cure periods contained herein) until the date on which the Owner pays such unpaid sum, plus all accrued interest thereon. Anything contained in this Section 4.7 to the contrary notwithstanding, no late payment interest shall be payable if adequate funds are available and not restricted for use by Property Manager at the time in question in the Operating Accounts for such payment or reimbursement and Property Manager shall have been able, but shall have failed, to use such available funds to make such payment or reimbursement when due. As used herein, “Prime Rate” shall mean the prime rate of interest as published from time to time in the Wall Street Journal.

4.8 Survival. The provisions of Sections 4.2 through and including 4.7 shall survive the expiration or termination of this Agreement.

Confidential Treatment Requested by Retail Value Inc. RVI-106.

Pursuant to 17 C.F.R. Section 200.83.

ARTICLE FIVE

Compensation of Property Manager

5.1 Management Fee.

(a) Subject to Section 5.1(c) below, the Owners shall pay monthly to Property Manager (on a cash basis of accounting), in consideration of Property Manager’s management services hereunder, an amount (as determined by Property Manager from time to time) no greater than five and a half percent (5.5%) of Gross Revenue, as reflected in the books maintained by Property Manager for the Owner pursuant to Section 2.5(a) hereof (the “Management Fee”). If the effective date of the commencement or termination of this Agreement is not the first or last day of a month, the Management Fee shall be prorated based upon the number of days in such month and the Gross Revenue for such entire month. “Gross Revenue” means all receipts of every kind and nature derived from the operation of the Properties during a specified month on a cash basis, including, without limitation, receipts from (i) all fixed and minimum rent, percentage rent and license fees payable by tenants and other occupants of the Property to Owner; (ii) the sale of electricity, utilities and heating, ventilation and air conditioning to tenants and other occupants of the Property, (iii) all amounts charged to tenants and other occupants of the Property for common area maintenance; real estate taxes and insurance; (iv) any other payments of any nature made by any tenants or other occupants, including, without limitation, “lease termination fee”, “prepaid rent” or similar payments in an amount not to exceed the annual aggregate rent that would have been payable under the terminated lease for the twelve (12) month period following the lease termination date (with percentage rent being calculated as the average annual percentage rent for the three (3) full years immediately preceding the lease termination date, or such shorter period of time if the lease was in effect for less than three (3) full years), provided, further, that, if a space as to which a lease termination fee is paid is re-leased during the twelve (12) month period and Property Manager is entitled to receive a Management Fee with respect to rent paid under such replacement lease, the portion of the lease termination payment attributable on a pro-rata basis to the period during which replacement tenant pays rent shall not be included in the calculation of Gross Revenue for such period, and (v) proceeds of rent insurance. Gross Revenues shall exclude any proceeds received and collected from: (A) proceeds from the financing or sale of any portions of the Property; (B) the condemnation or taking of all or a portion of the Property by eminent domain, (C) insurance policies (except for rent interruption insurance proceeds); (D) any extraordinary or non-recurring event, including but not limited to proceeds from any litigation other than rent (and other reimbursable expenses) collections; (E) security deposits and other deposits (unless applied upon rent, damages or other expenses); (F) trade discounts and rebates; (G) payments by tenants for tenant improvements; (H) refunds due to overpayment; (I) amounts paid to reimburse an Owner for cost of capital improvements or remodeling and tenant charges, including overhead or interest factor payable by tenants in connection with such reimbursement; (J) abatement, reduction of refund of taxes; (K) amortization for tenant work (except that portion which is part of base rent); and (L) any accrued interest on any of the amounts set forth in sub-clauses (i)-(v) of this Section 5.1(a).

(b) The Management Fee payable under Section 5.1(a) above shall be paid each month in advance on the first (1st) of each month based upon the average monthly Gross Revenues collected from all Properties during the three (3) months immediately preceding

Confidential Treatment Requested by Retail Value Inc. RVI-107.

Pursuant to 17 C.F.R. Section 200.83.

the most recent Determination Date (including Properties disposed of during or subsequent to such period). For the purposes of this Agreement, “Determination Date” means the date hereof and thereafter January 1st and July 1st of each year. Following delivery of reports required pursuant to Section 2.5(b) of this Agreement, Property Manager shall re-calculate the amount of the Management Fee for such calendar month and any excess or shortfall shall be paid or offset, as applicable, from the Management Fee payable with respect to the next succeeding calendar month.

(c) The parties agree and acknowledge that a portion of the services to be performed by Property Manager under this Agreement may be performed outside of Commonwealth of Puerto Rico (“Puerto Rico”). The Management Fee shall be allocated to DDR Asset and DDR PR as determined by Property Manager from time to time.

5.2 Leasing and Sales Commissions; Disposition Fees. Each Owner shall pay to Property Manager leasing and sales commissions and disposition fees, in each case in accordance with the terms set forth in Schedule 2 hereof.

5.3 Construction and Tenant Coordination Fees. Owners shall pay to Property Manager all costs and expenses incurred by Property Manager in connection with construction and tenant coordination services (including the allocated cost of internal personnel in accordance with Section 2.1).

5.4 Reimbursable Expenses. Subject to Owner’s receipt of proof of payment of such expenses, each Owner shall reimburse Property Manager for all commercially reasonable out-of-pocket third-party costs and expenses incurred by Property Manager in the performance of its duties hereunder, including, but not limited to, all fees and expenses paid to outside consultants, architects, engineers and other professionals reasonably required for the performance of Property Manager’s duties hereunder, all reasonable, out of town travel expenses for Property Manager or other personnel described in Section 2.1 and attorneys’ fees and disbursements, each in accordance with and subject to the limitations set forth in the corresponding Approved Budget, including, without limitation, the fees and disbursements of Property Manager’s in-house attorneys and paralegals, in accordance with Section 2.1(d). Owners shall not be obligated to reimburse Property Manager for any expenses for (a) office equipment, office supplies or any other overhead expenses incurred in its general offices other than with respect to the categories of personnel as set forth on Exhibit C hereto and office overhead of Property Manager’s satellite offices; (b) any salaries of any executives or supervisory personnel of Property Manager, DDR or their respective Affiliates other than as permitted in accordance with Section 2.1; or (c) any salaries, wages or expenses allocable to any personnel for activities with regard to the leasing of space in the Properties.

5.5 Payments Out of Operating Account. Property Manager shall be permitted to pay the fees, commissions and reimbursable expenses that Owners are required to pay Property Manager under this Article Five from the funds contained in the applicable Operating Accounts, as and when such fees, commissions and expenses are required to be paid hereunder, including, but not limited to, any fees, commissions and expenses outstanding as of the date of termination of this Agreement in its entirety or with respect to a Property.

Confidential Treatment Requested by Retail Value Inc. RVI-108.

Pursuant to 17 C.F.R. Section 200.83.

5.6 Office. The Owner shall provide, without any obligation of Property Manager to pay rent or other costs in connection therewith, an appropriate office at each of the Properties listed on Schedule 5.6 attached hereto for the use of Property Manager for management of the Property. Property Manager shall vacate such offices upon the expiration or earlier termination of this Agreement with respect to such Property.

ARTICLE SIX

Representations

6.1 Property Manager Representations – DDR Asset. DDR Asset hereby represents and warrants as follows as of the date hereof:

(a) DDR Asset is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite company power and authority to own, lease and operate its assets and business and to carry on its business as now being conducted in all jurisdictions where the Properties are located.

(b) DDR Asset has the full legal right, power and authority required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly authorized, executed and delivered by DDR Asset and is a valid and binding obligation of DDR Asset enforceable in accordance with its terms.

(c) No consent, approval, authorization or order of, or qualification with, any court, governmental authority or agency or any other Person or entity is required in connection with the execution, delivery or performance by DDR Asset of this Agreement or any other agreement contemplated by this Agreement, and this Agreement does not conflict with any other agreements, laws, orders or obligations binding upon DDR Asset.

(d) DDR Asset is not a debtor in any outstanding action or proceeding pursuant to any Bankruptcy Law. DDR Asset is not contemplating either the filing of a petition by it under any Bankruptcy Law or the liquidation of all or a major portion of its assets or property.

(e) DDR Asset has not incurred any obligation on behalf of Owners to or entered into any contract or granted any license to which any of the Properties may be subject with any Person or entity in which DDR Asset has a material, financial or other interest or which DDR Asset is affiliated.

6.2 Property Manager Representations – DDR PR. DDR PR hereby represents and warrants as follows as of the date hereof:

(a) DDR PR is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite company power and authority to own, lease and operate its assets and business and to carry on its business as now being conducted in all jurisdictions where the Properties are located.

Confidential Treatment Requested by Retail Value Inc. RVI-109.

Pursuant to 17 C.F.R. Section 200.83.

(b) DDR PR has the full legal right, power and authority required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly authorized, executed and delivered by DDR PR and is a valid and binding obligation of DDR PR enforceable in accordance with its terms.

(c) No consent, approval, authorization or order of, or qualification with, any court, governmental authority or agency or any other Person or entity is required in connection with the execution, delivery or performance by DDR PR of this Agreement or any other agreement contemplated by this Agreement, and this Agreement does not conflict with any other agreements, laws, orders or obligations binding upon DDR PR.

(d) DDR PR is not a debtor in any outstanding action or proceeding pursuant to any Bankruptcy Law. DDR PR is not contemplating either the filing of a petition by it under any Bankruptcy Law or the liquidation of all or a major portion of its assets or property.

(e) DDR PR has not incurred any obligation on behalf of Owners to or entered into any contract or granted any license to which any of the Properties may be subject with any Person or entity in which DDR PR has a material, financial or other interest or which DDR PR is affiliated.

6.3 Owners’ Representations. Each Owner hereby represents and warrants as follows:

(a) That Owner is duly organized, validly existing and in good standing under the laws of the State of its organization, and has all requisite company power and authority to own, lease and operate the Properties and its other assets and business and to carry on its business as now being conducted.

(b) That Owner has the full legal right, power and authority required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly authorized, executed and delivered by that Owner and is a valid and binding obligation of that Owner enforceable in accordance with its terms.

(c) No consent, approval, authorization or order of, or qualification with, any court, governmental authority or agency or any other Person or entity is required in connection with the execution, delivery or performance by that Owner of this Agreement or any other agreement contemplated by this Agreement, and this Agreement does not conflict with any other agreements, laws, orders or obligations binding upon that Owner.

Confidential Treatment Requested by Retail Value Inc. RVI-110.

Pursuant to 17 C.F.R. Section 200.83.

(d) That Owner is not a debtor in any outstanding action or proceeding pursuant to any Bankruptcy Law. That Owner is not contemplating either the filing of a petition by it under any Bankruptcy Law or the liquidation of any Property or all or a major portion of its assets or property.

ARTICLE SEVEN

Miscellaneous

7.1 Indemnification.

(a) Property Manager agrees to indemnify and hold each Owner harmless from and against any and all liabilities, claims, obligations, expenses, losses, damages, judgments or other injuries (including, but not limited to, reasonable attorneys’ fees, costs and expenses of litigation and appeals, but specifically excluding any lost profits or consequential, special or punitive damages) (collectively, “Damages”) that Owner may incur or suffer in connection with (i) Property Manager’s gross negligence, fraud or willful misconduct, (ii) Property Manager’s material breach or failure to act in accordance with the terms of this Agreement, (iii) Property Manager’s actions taken outside the scope of Property Manager’s authority hereunder, (iv) misrepresentations of material fact by Property Manager under Article Six hereof and any other misrepresentation of material fact by Property Manager during the term of this Agreement and (v) the failure of Property Manager to be licensed as a broker in any jurisdiction in which the Properties are located.

(b) Each Owner agrees to indemnify and hold Property Manager harmless from and against any and all Damages with respect to the Property owned by such Owner that Property Manager may incur or suffer in connection with (i) such Owner’s material breach or failure to act in accordance with the terms of this Agreement, (ii) specific actions or inactions of Property Manager at such Owner’s direction, (iii) any contract or other agreement assumed by such Owner in accordance with Section 4.5(b) and (iv) the performance by Property Manager of its duties to the extent in compliance with this Agreement, except to the extent caused by any of the matters described in clauses (i) through (v) of Section 7.1(a).

(c) The indemnified party under this Section 7.1 shall give the indemnifying party thirty (30) days’ notice of any claims for Damages made by third parties (“Third Party Claims”), setting forth therein in reasonable detail the basis for such Third Party Claim, and the indemnifying party shall have the right (unless (i) the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding) to undertake the defense thereof by representatives chosen by the indemnifying party, provided, that failure to provide such thirty (30) day notice shall not affect the indemnifying party’s obligations hereunder, except to the extent that the indemnifying party is actually prejudiced by such failure; and provided, further, that the indemnified party will reasonably cooperate with the indemnifying party in defending such Third Party Claim.

Confidential Treatment Requested by Retail Value Inc. RVI-111.

Pursuant to 17 C.F.R. Section 200.83.

(d) If the indemnifying party, within a reasonable time after notice of any such Third Party Claim, fails to defend the indemnified party against which such Third Party Claim has been asserted, the indemnified party shall (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the indemnifying party subject to the right of the indemnifying party to assume the defense of such Third Party Claim at any time prior to settlement, compromise or final determination thereof.

(e) Any provision in this Section 7.1 to the contrary notwithstanding, (i) if there is a reasonable probability that a Third Party Claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party shall have the right to defend, compromise or settle such Third Party Claim; provided, however, that if such Third Party Claim is settled without the indemnifying party’s consent, the indemnified party shall be deemed to have waived all rights hereunder against the indemnifying party for money damages arising out of such Third Party Claim; and (ii) the indemnifying party shall not, without the written consent of the indemnified party, settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect of such Third Party Claim.

(f) Any settlement by the Property Manager as an indemnifying party on behalf of any Owner as an indemnified party shall at all times be subject to Section 2.10(f).

7.2 Protection of REIT Status. Notwithstanding any provision of this Agreement to the contrary, Property Manager shall not (and shall cause DDR or its Affiliates to not), in any case or circumstance, perform any activity (such as build-out work for a tenant in accordance with a lease) that might (a) cause rent from a Property to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code or (b) otherwise jeopardize the status of Owner (or any direct or indirect beneficial owner in an Owner as a result of its direct or indirect investment in that Owner) as a “real estate investment trust” (“REIT”) within the meaning of Section 856 of the Code. At Property Manager’s option, however, a special purpose designee chosen by Property Manager (which, subject to the last sentence of Section 2.8, shall be an Affiliate (as defined in this Section 7.2) of Property Manager) may perform such activities (provided such activities comply with all applicable REIT rules and regulations), provided performance by such entity would not cause rent from any property to fail to qualify as “rents from real property” as defined above for REIT purposes or otherwise jeopardize the REIT status of Owner or any direct or indirect beneficial owner of Owner. Notwithstanding any provision to the contrary, any provision of this Agreement or any action by Property Manager that might jeopardize the REIT status of Owner or any direct or indirect beneficial owner in an Owner as a result of its direct or indirect investment in that Owner shall be void and of no effect or reformed, as necessary, to avoid such potential loss of REIT status. As used herein, “Affiliate” means, when used with reference to a specified Person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person. For purposes of the foregoing, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, and the actual or beneficial ownership

Confidential Treatment Requested by Retail Value Inc. RVI-112.

Pursuant to 17 C.F.R. Section 200.83.

of more than 50% of the outstanding voting securities of a Person or, in the case of a Person that is a limited partnership, ownership of any general partnership interest herein. As used herein, “Person” means any individual, partnership, limited liability company, corporation, cooperative, trust, estate, government (or any branch or agency thereof), association or other entity.

7.3 Survival. The indemnifications contained in Section 7.1 and in the penultimate sentence of Section 2.10(b) and the agreements contained in Articles Three, Four and Five hereof shall survive any termination of this Agreement.

7.4 Notices. All notices, requests or other communications given under this Agreement shall be in writing and (a) sent by hand, (b) sent by certified mail, return receipt requested, with postage prepaid, (c) sent by nationally recognized overnight courier, or (d) sent by e-mail and addressed as follows:

If to Property Manager:

DDR Asset Management LLC

3300 Enterprise Pkwy

Beachwood, OH 44122

Attention: General Counsel

If to Owners or an Owner:

c/o Retail Value Inc.

3300 Enterprise Pkwy

Beachwood, OH 44122

Attention: General Counsel

or to such other addresses or addressees as a party shall notify the other hereunder. All notices shall be deemed delivered (i) on the day delivered if delivered by hand on a Business Day (or the next Business Day if delivered by hand on a day that is not a Business Day), (ii) on the next Business Day if delivered for overnight delivery by nationally recognized overnight courier, (iii) three (3) Business Days after being sent by certified mail, and (iv) on the date and time of transmission if delivered by e-mail; provided that (1) such e-mail transmission is sent during customary business hours in Cleveland, Ohio, and (2) such notice is also sent by one of the other means described in clauses (a)-(c) above within one (1) Business Day. When used in this Agreement, “Business Day” shall mean any Monday through Friday on which commercial banks are authorized to do business and are not required by law or executive order to close in Cleveland, Ohio.

7.5 Assignment. Property Manager shall not, without Owners’ prior written approval, assign any of its rights or obligations under this Agreement; provided, however, Property Manager may (1) pledge or assign, without Owners’ written consent, (i) its rights to fees under and subject to this Agreement, and (ii) its rights and obligations hereunder to any wholly-owned Affiliate of DDR or RVI; and (2) bifurcate this Agreement into two or more separate property management agreements, in each case with an Affiliate of DDR or RVI as the property manager and on the same form and terms as this Agreement. Each Owner shall not, without Property Manager’s prior written approval, assign any of its rights or obligations under this Agreement.

Confidential Treatment Requested by Retail Value Inc. RVI-113.

Pursuant to 17 C.F.R. Section 200.83.

7.6 Competing Activities of Property Manager. Anything contained herein to the contrary notwithstanding, Owners hereby agree that, during the term of this Agreement, Property Manager, DDR or any Affiliate of DDR, may render services identical or similar to those required of Property Manager hereunder to other owners of real property, improved in a similar fashion to the Properties or otherwise, and may themselves engage in the acquisition, development, leasing and exploitation of real property for their own account and benefit or for others and without any accountability or liability whatsoever to Owners even though such services or business activities compete with or are enhanced by the business activity of Owners, including Owners’ involvement in the Properties. Property Manager will not contract with any Affiliate of Property Manager to perform any additional services under this Agreement which are outside the scope of Property Manager’s duties under this Agreement unless such additional services are at market rates and are contemplated by the relevant Approved Budget. In exercising its rights and performing its obligations under this Agreement, each party shall act in good faith and deal fairly with the other. Each party shall conduct itself in a commercially reasonable manner in the administration of this Agreement.

7.7 Time of Essence. Time is of the essence in the performance of each and every term of this Agreement.

7.8 Force Majeure. In the event that any obligation contained herein is not fulfilled within the time period required hereby, and such failure is beyond the obligor’s reasonable control, including but not limited to compliance with any regulations, order or instruction of any federal, state or municipal government or any department or agency thereof, acts or omissions of any other party hereto, acts of civil or military authority, fires, strikes, embargoes, war, terrorism, riots, earthquakes, floods and the inability (due to causes beyond such obligor’s reasonable control) to obtain necessary labor or materials (all of the foregoing, without limitation, being herein referred to as “force majeure”), such party shall give the other party prompt notice of the occurrence of any such force majeure delay or expected delay, specifying the cause thereof and the expected duration. In the event of any such delay, the date required for fulfillment of such obligation shall be automatically extended for a period equal to the time lost by reason of the delay. In no event, however, shall this provision apply to an obligation requiring solely the payment of money.

7.9 Owner Approvals. All approvals, consents, votes, decisions, or other actions permitted to be undertaken by all of the Owners as group under this Agreement must be made by all Owners as a group. All approvals, consents, votes, decisions, or other actions permitted to be undertaken by a single Owner shall only require the consent of that particular Owner. Property Manager shall be permitted to rely on any representation or decision made by an Owner on behalf of any Owner or the Owners as a group.

Confidential Treatment Requested by Retail Value Inc. RVI-114.

Pursuant to 17 C.F.R. Section 200.83.

7.10 Amendment; No Third Party Beneficiaries.

(a) Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

(b) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

7.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. If any provision of this Agreement or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

7.12 Consent to Jurisdiction. To the fullest extent permitted by law, each party hereto hereby irrevocably consents and agrees, for the benefit of each party, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement and with respect to the enforcement, modification, vacation or correction of an award rendered in an arbitration proceeding shall be brought in any city, state or federal court located in the County of Cuyahoga, City of Cleveland, or a federal or state court in the State of Ohio, and hereby irrevocably accepts and submits to the exclusive jurisdiction of each with respect to any such action, suit or proceeding. To the fullest extent permitted by law, each party hereto also hereby irrevocably consents and agrees, for the benefit of each other party, that any legal action, suit or proceeding against it shall be brought in any court in the State of Ohio, and hereby irrevocably accepts and submits to the exclusive jurisdiction of each such court with respect to any such action, suit or proceeding. To the fullest extent permitted by law, each party hereto waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings brought in any such court and hereby further waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought therein has been brought in an inconvenient forum. To the fullest extent permitted by law, each party hereto agrees that (i) service of process may be effectuated hereinafter by mailing a copy of the summons and complaint or other pleading by certified mail, return receipt requested, at its address set forth above and (ii) all notices that are required to be given hereunder may be given by the attorneys for the respective parties.

7.13 Subordination. Each Owner and Property Manager acknowledge and agree that this Agreement is expressly subordinate to any existing or future mortgage financing of any Property, without the need to execute any further documentation, provided that the mortgagee agrees that Property Manager’s obligations under this Agreement shall terminate unless such mortgagee pays all sums due Property Manager from and after the date of such mortgagee’s assumption of operation and/or ownership of the subject Property. This Agreement may be assigned by an Owner as additional security for any such mortgage financing, and in such event, Property Manager shall enter into a subordination agreement upon the standard form provided by the holder of such security interest, which form shall be reasonably acceptable to

Confidential Treatment Requested by Retail Value Inc. RVI-115.

Pursuant to 17 C.F.R. Section 200.83.

Property Manager. Property Manager further agrees to execute, acknowledge and deliver, upon not less than (10) days’ notice from an Owner, an estoppel certificate certifying that this Agreement is unmodified and in full force and effect (or describing such modifications, if any), the dates to which the Management Fee due hereunder has been paid and stating whether there are any defaults hereunder on the part of Property Manager or, to Property Manager’s knowledge, an Owner, it being intended that any such statement may be relied upon by any prospective assignee of an Owner’s interest in a Property or any prospective mortgagee of a Property.

7.14 Entire Agreement. This Agreement constitutes and expresses the entire agreement of the parties hereto with regard to the subject matter covered and no agreements, warranties, representations or covenants not herein expressed shall be binding upon the parties.

7.15 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one and the same instrument.

7.16 Captions. The captions appearing before Sections and Articles in this Agreement have been inserted solely for the purposes of convenience and ready reference. They do not purport to, and shall not be deemed to, define, limit or extend the scope or intent of the Sections or Articles to which they appertain.

7.17 Confidentiality. The parties recognize that they may be provided with certain confidential, non-public information (including, without limitation, reports, analyses, plans and forecasts prepared by or on behalf of the providing the other party and any information derived by any a party from such confidential information) regarding the other party and its Affiliates. For the avoidance of doubt, the Owners and Property Manager may share certain confidential, non-public information relating to the Properties and this Agreement to DDR, RVI and their respective Affiliates. In consideration of providing such confidential information, the receiving party agrees that it will, and will cause its advisors, Affiliates, direct and indirect members, existing or potential investors and financiers, directors, employees, financial advisors, legal advisors, accountants and consultants to, not directly or indirectly disclose any such confidential, non-public information to any Person (other than to such persons) without the prior written consent of the party providing such information. Notwithstanding the foregoing, it is agreed that the following will not constitute “confidential information” for the purposes of this Agreement: (a) information which was already in the receiving party’s possession prior to the date hereof and which was not acquired or obtained from the providing party; (b) information which is obtained by the receiving party from a third person who, in the good faith belief of such party, is not prohibited from transmitting the information to such party by a contractual, legal or fiduciary obligation to the providing party; (c) information which is or becomes generally available to the public other than as a result of a wrongful disclosure by the receiving party or the persons noted above, (d) information that (i) is required to be disclosed by any of the parties hereto to comply with applicable laws or governmental regulations (including securities and freedom of information laws and applicable regulations) or a subpoena or judicial order; (ii) is utilized in a filing with the Securities and Exchange Commission or required pursuant to the Securities Act of 1933; (iii) is used for raising funds or acquiring additional properties, or (iv) is provided to credit agencies and Wall Street analysts for the purpose of their ongoing evaluation of Property Manager.

[signature page follows]

Confidential Treatment Requested by Retail Value Inc. RVI-116.

Pursuant to 17 C.F.R. Section 200.83.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first above written.

OWNERS:

EACH PERSON SET FORTH ON EXHIBIT A

By:	/s/ Aaron M. Kitlowski
Name: Aaron M. Kitlowski
Title: Executive Vice President, General
Counsel & Secretary

PROPERTY MANAGER:

DDR ASSET MANAGEMENT LLC, a Delaware limited liability company

By:	/s/ Aaron M. Kitlowski
Name: Aaron M. Kitlowski
Title: Executive Vice President, General
Counsel & Secretary

DDR PR VENTURES II LLC, a Delaware limited liability company

By:	/s/ Aaron M. Kitlowski
Name: Aaron M. Kitlowski
Title: Executive Vice President, General
Counsel & Secretary